Exhibit 99.1
For Immediate Release
Mediacom Communications Reports Results
for First Quarter 2007

Middletown, NY — May 4, 2007 — MEDIACOM COMMUNICATIONS CORPORATION (Nasdaq: MCCC) today reported financial results for the three months ended March 31, 2007. The Company will hold a teleconference to discuss its financial results today at 10:30 a.m. Eastern Time. A live broadcast of the Company’s teleconference can be accessed through the Company web site at www.mediacomcc.com.
First Quarter 2007 Financial Highlights
•	Revenues of $307.9 million, an increase of 6.4% over Q1 2006

•	Adjusted operating income before depreciation and amortization (“Adjusted OIBDA”) of $107.4 million, a decrease of 0.1% compared to Q1 2006[1]

•	Operating income of $52.3 million, a decrease of 0.7% from Q1 2006

•	Net loss of $16.9 million, versus net loss in Q1 2006 of $37.2 million

•	Capital expenditures of $49.9 million

•	Average monthly revenue per basic subscriber of $74.85, an increase of 10.4% over Q1 2006

•	Total revenue generating units (“RGUs”) of 2,615,000, a gain of 24,000 during the quarter
“As we disclosed in our last earnings call, it was expected that our results for the first quarter of 2007 would be impacted by the retransmission consent dispute with Sinclair Broadcasting, severe ice storms that hit our midwest systems and the delay of annual basic rate increases until the second quarter,” said Rocco B. Commisso, Mediacom’s Chairman and CEO. “These factors combined to slow year-over-year revenue and cash flow growth. Given the current trajectory of our overall business, we expect to deliver sequential revenue and Adjusted OIBDA growth of at least 5% and 8%, respectively, in the second quarter and remain confident that we will achieve our full-year guidance for 2007,” concluded Commisso.
Three Months Ended March 31, 2007 Compared to Three Months Ended March 31, 2006
Revenues rose 6.4% to $307.9 million for the first quarter of 2007, reflecting strong contributions from Mediacom’s data and phone businesses. Average total monthly revenue per basic subscriber increased 10.4% to $74.85 for the same period.

[1]	Adjusted OIBDA excludes non-cash, share-based compensation charges.

•	Video revenues declined 0.6% from the first quarter of 2006, with higher service fees from our advanced video products and services, such as DVRs and HDTV, offset by a reduction in basic subscribers. The first quarter performance was impacted by the Company’s postponement of basic rate increases that are typically applied in the first quarter until the Sinclair dispute was resolved; the Company began instituting these annual rate increases in the second quarter. The Company also issued customers about $1.0 million of service credits related to the ice storms, mainly against video revenues. Basic subscriber losses amounted to 18,000 for the first quarter, as compared to a loss of 1,000 in the prior year quarter. The retransmission consent dispute with Sinclair was principally responsible for the subscriber losses. Also, the Company both sold and purchased small cable systems during the quarter (the “Cable System Transactions,” see below), resulting in a net disposition of 3,300 basic subscribers.

Digital customers grew by 2,000 during the first quarter of 2007, as compared to a gain of 3,000 in the same period last year. This growth reflected a net disposition of 2,600 digital customers from the Cable System Transactions.

•	Data revenues rose 18.1% due to a 19.0% year-over-year increase in data customers. Data customers grew by 22,000 during the first quarter of 2007, as compared to a gain of 26,000 in the same period last year. This growth reflected a net disposition of 1,900 data customers from the Cable System Transactions.

•	Telephone revenues rose 224.0% to $11.5 million for the first quarter of 2007. The Company’s phone customers grew by 18,000 during the first quarter of 2007, as compared to a gain of 24,000 in the same period last year. Mediacom Phone was marketed to 2.35 million homes as of March 31, 2007, and this footprint is expected to grow to nearly 90%, or 2.5 million, of the Company’s estimated homes passed by the end of 2007.

•	Advertising revenues increased 13.3%, largely as a result of stronger local advertising sales.
Total operating costs grew 10.3%, or $18.7 million, for the first quarter of 2007, primarily due to (i) delivery and customer support expenses related to unit growth in the Company’s phone and data services, (ii) higher programming unit costs, bad debt expense and telecommunications charges in the Company’s customer call centers and (iii) additional marketing expenses. Contributing to this increase in total operating costs was $2.4 million of one-time expenses relating to the Sinclair dispute and the ice storms during the first quarter of 2007.
As a result, Adjusted OIBDA decreased slightly. Operating income decreased 0.7%, due to the slight reduction in Adjusted OIBDA and relatively unchanged depreciation and amortization expense compared to the first quarter of 2006.
Liquidity and Capital Resources
The Company has included the Condensed Statements of Cash Flows for the three months ended March 31, 2007 and 2006 in Table 3 to provide more details regarding liquidity and capital resources.

Significant sources of cash for the three months ended March 31, 2007 were:
•	Generation of net cash flows from operating activities of $48.8 million; and

•	Sale of cable systems for $22.9 million.
Significant uses of cash for the three months ended March 31, 2007 were:
•	Capital expenditures of approximately $49.9 million; and

•	Purchase of a cable system for $7.3 million.
Free cash flow, as defined by the Company below, was negative $1.4 million for the three months ended March 31, 2007, as compared to positive $4.2 million in the prior year period.
Cable System Transactions
In February 2007, the Company sold cable systems serving 7,500 basic subscribers for $22.9 million and recorded a gain on sale of $10.8 million. In March 2007, the Company purchased a cable system serving 4,200 basic subscribers for $7.3 million.
Financial Position
At March 31, 2007, the Company had total debt outstanding of $3,134.4 million, a decrease of $10.2 million since December 31, 2006. As of the same date, the Company had unused credit facilities of about $818.7 million, of which about $635.8 million could be borrowed and used for general corporate purposes based on the terms and conditions of the Company’s debt arrangements. As of the date of this press release, about 64% of the Company’s total debt is at fixed interest rates or subject to interest rate protection.
Use of Non-GAAP Financial Measures
“Adjusted OIBDA” and “Free Cash Flow” are not financial measures calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. The Company defines Adjusted OIBDA as operating income before depreciation and amortization and non-cash, share-based compensation charges, and defines Free Cash Flow as Adjusted OIBDA less interest expense, net, cash taxes and capital expenditures.
Adjusted OIBDA is one of the primary measures used by management to evaluate the Company’s performance and to forecast future results. The Company believes Adjusted OIBDA is useful for investors because it enables them to assess the Company’s performance in a manner similar to the methods used by management, and provides a measure that can be used to analyze, value and compare the companies in the cable television industry, which may have different depreciation and amortization policies, as well as different non-cash, share-based compensation programs. A limitation of Adjusted OIBDA, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s business. Management utilizes a separate process to budget, measure and evaluate capital expenditures. In addition, Adjusted OIBDA has the limitation of not reflecting the effect of the Company’s non-cash, share-based compensation charges.

Free Cash Flow is used by management to evaluate the Company’s ability to service its debt and to fund continued growth with internally generated funds. The Company believes Free Cash Flow is useful for investors because it enables them to assess the Company’s ability to service its debt and to fund continued growth with internally generated funds in a manner similar to the method used by management, and provide measures that can be used to analyze, value and compare companies in the cable television industry. The Company’s definition of Free Cash Flow eliminates the impact of quarterly working capital fluctuations.
Adjusted OIBDA and Free Cash Flow should not be regarded as alternatives to operating income, net income or net loss as indicators of operating performance or to the statement of cash flows as measures of liquidity, nor should they be considered in isolation or as substitutes for financial measures prepared in accordance with GAAP. The Company believes that operating income is the most directly comparable GAAP financial measure to Adjusted OIBDA, and that net cash flows provided by operating activities is the most directly comparable GAAP financial measure to Free Cash Flow. Reconciliations of historical presentations of Adjusted OIBDA and Free Cash Flow to their most directly comparable GAAP financial measures are provided in Table 5.
Company Description
Mediacom Communications is the nation’s 8th largest cable television company and one of the leading cable operators focused on serving the smaller cities and towns in the United States. Mediacom Communications offers a wide array of broadband products and services, including traditional video services, digital television, video-on-demand, digital video recorders, high-definition television, high-speed Internet access and phone service. More information about Mediacom Communications can be accessed on the Internet at: www.mediacomcc.com.
Forward Looking Statements
Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify those forward-looking statements by words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those the Company anticipates. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to: competition in the Company’s video, high-speed Internet access and phone businesses; the Company’s ability to achieve anticipated customer and revenue growth and to successfully introduce new products and services; increasing programming costs; changes in laws and regulations; the Company’s ability to generate sufficient cash flow to meet its debt service obligations and to access capital to maintain financial flexibility; and the other risks and uncertainties described in the Company’s annual report on Form 10-K for the year ended December 31, 2006 and the other reports and documents the Company files from time to time with the Securities and Exchange Commission. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to (and expressly disclaims any such obligation to) publicly update or alter its forward-looking statements made in this press release, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

Tables:	Contact:
(1) Consolidated Statements of Operations	Investor Relations
(2) Condensed Consolidated Balance Sheets	Matt Derdeyn
(3) Condensed Statements of Cash Flows	Group Vice President,
(4) Capital Expenditure Data	Corporate Finance and Treasurer
(5) Reconciliation Data — Historical	(845) 695-2612
(6) Calculation — Free Cash Flow	Media Relations
(7) Summary Operating Statistics	Thomas Larsen
Vice President, Legal Affairs
(845) 695-2754

TABLE 1
Consolidated Statements of Operations
(All amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,		Percent
	2007	2006	Change
Video	$215,628	$216,892	(0.6)%
Data	65,548	55,510	18.1
Phone	11,546	3,564	224.0
Advertising	15,154	13,381	13.3

Total revenues	$307,876	$289,348	6.4%

Service costs	$132,221	$118,392	11.7%
SG&A expenses	62,336	58,114	7.3
Corporate expenses	5,870	5,274	11.5

Total operating costs	$200,427	$181,780	10.3%

Adjusted OIBDA	$107,449	$107,568	(0.1)%

Non-cash, share-based compensation charges	1,321	1,155	14.4
Depreciation and amortization	53,801	53,717	0.2

Operating income	$52,327	$52,696	(0.7)%

Interest expense, net	$(58,990)	$(55,652)	6.0%
(Loss) gain on derivatives, net	(4,395)	515	NM
Gain on sale of cable systems	10,781	—	NM
Other expense, net	(2,708)	(2,641)	2.5

Loss before provision for income taxes	(2,985)	(5,082)	(41.3)%
Provision for income taxes	(13,895)	(32,126)	(56.7)%

Net loss	$(16,880)	$(37,208)	(54.6)%

Basic and diluted weighted average shares outstanding	109,890	113,529
Basic and diluted loss per share	$(0.15)	$(0.33)

Adjusted OIBDA margin (a)	34.9%	37.2%
Operating income margin (b)	17.0%	18.2%

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(a)	Represents Adjusted OIBDA as a percentage of revenues.

(b)	Represents operating income as a percentage of revenues.

TABLE 2
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	March 31,	December 31,
	2007	2006
ASSETS
Cash	$23,815	$36,385
Subscriber accounts receivable, net	67,627	75,722
Prepaid expenses and other assets	17,704	17,248
Deferred tax assets	1,956	2,467

Total current assets	$111,102	$131,822
Property, plant and equipment, net	1,442,124	1,451,134
Intangible assets, net	2,036,795	2,037,107
Other assets, net	30,177	32,287

Total assets	$3,620,198	$3,652,350

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Accounts payable and accrued expenses	$252,956	$275,611
Deferred revenue	47,577	46,293
Current portion of long-term debt	80,021	75,563

Total current liabilities	$380,554	$397,467
Long-term debt, less current portion	3,054,375	3,069,036
Deferred tax liabilities	272,627	259,300
Other non-current liabilities	22,849	21,361
Total stockholders’ deficit	(110,207)	(94,814)

Total liabilities and stockholders’ deficit	$3,620,198	$3,652,350

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

TABLE 3
Condensed Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES:
Net cash flows provided by operating activities	$48,803	$32,815

CASH FLOWS USED IN INVESTING ACTIVITIES:
Capital expenditures	$(49,857)	$(47,619)
Acquisition of cable system	(7,274)	—
Disposition of cable systems	22,948	—

Net cash flows used in investing activities	$(34,183)	$(47,619)

CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES:
New borrowings	$52,000	$105,000
Repayment of debt	(62,203)	(70,561)
Repurchase of common stock	—	(22,009)
Other financing activities — book overdrafts	(17,447)	5,658
Proceeds from issuance of common stock in employee stock purchase plan	461	461
Financing costs	—	(145)

Net cash flows (used in) provided by financing activities	$(27,190)	$18,404

Net decrease in cash and cash equivalents	$(12,570)	$3,600
CASH, beginning of period	$36,385	$17,281

CASH, end of period	$23,815	$20,881

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the period for interest, net of amounts capitalized	$65,047	$78,620

Note:	Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

TABLE 4
Capital Expenditure Data
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Customer premise equipment	$30,404	$23,855
Scalable infrastructure	4,210	6,488
Line extensions	2,838	3,136
Upgrade/Rebuild	5,571	10,436
Support capital	6,834	3,704

Total	$49,857	$47,619

TABLE 5
Reconciliation Data — Historical
Reconciliation of Adjusted OIBDA to Operating Income
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Adjusted OIBDA	$107,449	$107,568
Non-cash, share-based compensation charges	(1,321)	(1,155)
Depreciation and amortization	(53,801)	(53,717)

Operating income	$52,327	$52,696

Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

TABLE 5
(Continued)
Reconciliation of Free Cash Flow to Net Cash Flows
Provided by Operating Activities
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Free cash flow	$(1,447)	$4,241
Capital expenditures	49,857	47,619
Other expenses	3	201
Non-cash, share-based compensation charges	(1,321)	(1,155)
Change in assets and liabilities, net	1,711	(18,091)

Net cash flows provided by operating activities	$48,803	$32,815

Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.
TABLE 6
Calculation — Free Cash Flow
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006
Adjusted OIBDA	$107,449	$107,568
Cash taxes	(49)	(56)
Capital expenditures	(49,857)	(47,619)
Interest expense, net	(58,990)	(55,652)

Free cash flow	$(1,447)	$4,241

Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

TABLE 7
Summary Operating Statistics
(Unaudited)

	Actual	Actual	Actual
	March 31,	December 31,	March 31,
	2007	2006	2006
Estimated homes passed	2,822,000	2,829,000	2,811,000

Total revenue generating units (RGUs)(a)	2,615,000	2,591,000	2,469,000
Quarterly net RGU additions	24,000	56,000	52,000
Average monthly revenue per RGU(b)	$39.43	$40.72	$39.48

Customer relationships(c)	1,430,000	1,445,000	1,479,000

Video
Basic subscribers	1,362,000	1,380,000	1,422,000
Quarterly net basic subscriber losses	(18,000)	(14,000)	(1,000)
Digital customers	530,000	528,000	497,000
Quarterly net digital customer additions	2,000	14,000	3,000
Digital penetration(d)	38.9%	38.3%	35.0%

Data
Data customers	600,000	578,000	504,000
Quarterly net data customer additions	22,000	34,000	26,000
Data penetration(e)	21.3%	20.4%	17.9%

Phone
Estimated marketable phone homes(f)	2,350,000	2,300,000	1,575,000
Phone customers	123,000	105,000	46,000
Quarterly net phone customers additions	18,000	22,000	24,000
Phone penetration(g)	5.2%	4.6%	2.9%

Average total monthly revenue per basic subscriber(h)	$74.85	$75.24	$67.80

Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(a)	Represents the total of basic subscribers, digital customers, data customers and phone customers at the end of each period.

(b)	Represents average monthly revenues for the last three months of the period divided by average RGUs for such period.

(c)	The total number of customers that receive at least one level of service, encompassing video, data and phone, without regard to which service(s) customers purchase.

(d)	Represents digital customers as a percentage of basic subscribers. (e) Represents data customers as a percentage of estimated homes passed.

(f)	Represents the estimated number of homes to which the Company is currently marketing phone service.

(g)	Represents phone customers as a percentage of estimated marketable phone homes.

(h)	Represents average monthly revenues for the last three months of the period divided by average basic subscribers for such period.